EXHIBIT (g)(1)
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             Transcript of Telephone Messages to Potential Investors

NOTE TO EDGAR USERS:

THE FOLLOWING DOES NOT CONSTITUTE AN OFFER TO PURCHASE ANY SECURITIES OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, PURSUANT TO THE EXCHANGE OFFERS OR OTHERWISE. THE OFFERS TO EXCHANGE PREFERRED SHARES FOR INTERESTS ARE MADE SOLELY BY THE PROSPECTUS AND LETTERS OF TRANSMITTAL RELATING TO THE OFFERS, WHICH CONTAIN THE FULL TERMS AND CONDITIONS OF THE OFFERS, INCLUDING DETAILS OF HOW THE OFFERS MAY BE ACCEPTED. BERKSHIRE INCOME REALTY HAS FILED TENDER OFFER STATEMENTS CONTAINING THE PROSPECTUS AND OTHER RELATED DOCUMENTATION. FREE COPIES OF THE TENDER OFFER STATEMENTS ARE AVAILABLE ON THE SEC'S WEBSITE AT WWW.SEC.GOV. INTEREST HOLDERS ARE ADVISED TO READ THE TENDER OFFER STATEMENTS AND THE PROSPECTUS BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

                                   LIVE PERSON
                                   -----------
Hello,

This is _________________, from Krupp Funds Group. I am calling to see if you have received the package concerning our new 9% preferred stock exchange offer.

                               (WAIT FOR RESPONSE)

My main reason for calling today is to see if I may answer any questions you have regarding this offer. Do you have any questions that I can answer for you?

                             (ANSWER ANY QUESTIONS*)

To accept the offer all you have to do after reading the prospectus is to sign the Letter of Transmittal and return it in supplied envelope. If you have any later questions please call us at 1-866-33-KRUPP. Thank you and have a nice day.


*INFORMATION AGENTS MUST PROVIDE ANSWERS THAT ARE CONSISTENT WITH THE PROSPECTUS, PER THE TRAINING PRESENTATION. INFORMATION AGENTS MUST DECLINE TO ANSWER QUESTIONS THE ANSWERS TO WHICH FALL OUTSIDE THAT INFORMATION. IT IS IMPORTANT THAT NO NEW INFORMATION IS GIVEN TO INTEREST HOLDERS.


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INFORMATION AGENTS MUST NOT COMMENT ON THE MERITS OF THE OFFERS, MUST NOT ADVISE
INTEREST HOLDERS WHETHER TO ACCEPT OR NOT ACCEPT THE OFFERS AND MUST NOT PUT INTEREST HOLDERS UNDER ANY PRESSURE. ALL INTEREST HOLDERS MUST BE ENCOURAGED TO CONSULT THEIR PROFESSIONAL ADVISERS.

CALLERS WITH QUESTIONS OUTSIDE OF THE TRAINING PRESENTATION SHOULD BE REFERRED TO PHIL DARBY AT (617) 574-8374.

                            ANSWERING MACHINE VERSION
                            -------------------------
Hello,

This is _________________, from Krupp Funds Group. I am calling to see if you have received the package concerning our new 9% preferred stock exchange offer. My main reason for calling today is to see if you have any questions regarding this offer. If you haven't received the package or have any questions please call us at 1-866-33-KRUPP. To accept the offer all you have to do after reading the prospectus is to sign the Letter of Transmittal and return it in supplied envelope. Thank you and have a nice day.


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